SUBSCRIPTION AGREEMENT

     Agreement (this "Agreement"), made this ---- day of -------------, 2001 by and between INTERNATIONAL TEST SYSTEMS, INC. a Delaware corporation (the "Company") and ---------------------------------------------- ("Subscriber"). In
consideration of the mutual promises and covenants herein contained, the parties hereto (the "Parties") agree as follows:

                                    ARTICLE I

                                  SUBSCRIPTION

     1.01 Subscription Offer. Subject to the terms and conditions hereof and to acceptance by the Company, the Subscriber hereby irrevocably offers to purchase ------------------ Shares of Common Stock at $0.40 per share and ____________
class "A" Warrants and _________ Class "B" Warrant each at a purchase at a price of $.10 per Warrant, for a total purchase price of $-------------------. The price is payable in full by check payable to "Chittenden Bank, on behalf of INTERNATIONAL TEST SYSTEMS, INC." or by wire transfer or money order.

     1.02 Acceptance of Subscription. The Company reserves the right to reject the Subscriber's offer in whole or in part, for any reason, and to allocate less than the maximum number of Securities the Subscriber hereby offers to purchase. Any sale of Securities to the Subscriber shall not be deemed to occur until the Subscribers' offer is accepted in writing by the Company. The Subscriber shall not have any recourse against the Company if a purchase offer is rejected in whole or in part. The Company shall reasonably notify the Subscriber in writing of the acceptance of a purchase offer. If the offer is rejected in whole or in part, the Company will promptly return to the Subscriber, without deduction or interest, all or a ratable portion of the subscription price, as the case may be, together with all executed documents tendered by the Subscriber. If the purchase offer is rejected in part only, the Subscriber shall immediately complete, execute, and deliver to the Company new subscription documents for the appropriate reduced amount.

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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.01 Status of Subscriber. The Subscriber, if an individual, is at least 21 years of age. If an association, each individual of the association is at least 21 years of age.

     2.02 Access to Information. Because of the Subscriber's business or financial experience or his professional advisors who are unaffiliated with and who are not compensated by the Company, or any affiliate thereof, the Subscriber has the capacity to protect his own interests in connection with the offer and sale of the Securities.

     The   Subscriber   represents  has  received  and  retained  the  Company's
prospectus (the "Prospectus") and has carefully read and understood it, particularly the section entitled "Risk Factors."

     2.03 Understanding of Investment Risks. The Subscriber understands that there is no market for the Securities and no assurance that a market will develop, and that realization of the objectives of the Company is subject to significant economic and business risks as set forth in the Prospectus.

     2.04 Residence of the Subscriber. The residence of the Subscriber set forth below is the true and correct residence of Subscriber and the Subscriber has no present intention of becoming a resident of domiciliary of any other state, country, or jurisdiction.

     2.05 Further Assurance. Subscriber will execute and deliver to the Company any document, or do any other act or thing, which the Company may reasonably request in connection with the acquisition of the Securities.

     2.06 Ability to Bear Economic Risk. The Subscriber is an "accredited investor" as defined in rules to the Act or is otherwise qualified under the jurisdiction of the Subscriber's residence to make this investment. The Subscriber is able to bear the economic risk of an investment in the Securities and to maintain the investment in the Securities for an indefinite period of time, and, further, could bear a total loss of the investment and not change the Subscriber's standard of living which existed at the time of the investment.

     2.07 For Partnership, Corporations, Trusts or Other Entities Only. If the Subscriber is a partnership, corporation, trust, or other entity:

     The Subscriber has the full power and authority to execute this subscription Agreement on behalf of the entity and to make the representations and warranties made herein on its behalf and this investment in the Company has been affirmatively authorized by the governing board of the entity and is not prohibited by the governing documents of the entity.

     2.08 The Subscriber represents that he/she/it is

     (a)  a sophisticated purchaser, or

     (b) a spouse, parent, brother, sister or child of a senior officer or director of the issuer, or of an affiliate of the issuer, or

     (c) a company, all the voting securities of which are beneficially owned by one or more of a senior officer or director of the Company, or of an affiliate of the Company, or a spouse, parent, brother, sister or child of a senior officer or director of the Company, or of an affiliate of the Company, and
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     The Subscriber further represents that he/she/it

     (a)  is purchasing the Units as principal and

     (b) has received and read the Prospectus relating to the sale of the Units by the Company.

                                   ARTICLE III

                            MISCELLANEOUS PROVISIONS

     3.01 Captions and Headings. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

     3.02 Entire Agreement; Amendment. This Agreement states the entire agreement and understanding of the Parties and shall supersede all prior agreements and understandings. No amendment of the Agreement shall be made without the express written consent of the Parties.

     3.03 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     3.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be performed within the State of Delaware.

     3.05 Notices. All notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand-delivered or sent by certified mail, postage prepaid, with return receipt requested, addressed to the Parties as follows: to the Company and to the Subscriber, at the address indicated below. Any Party may change his/her/its address for purposes of this Section by giving notice as provided herein.

     IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year first above written.


                                   INTERNATIONAL TEST SYSTEMS, INC.
  The Subscriber

----------------------              By:
----------------------                  ----------------------------
----------------------                    Authorized Officer
----------------------
  (Address)

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